ASSET EXCHANGE AGREEMENT

This Asset Exchange Agreement (the “Agreement”), dated as of November 12, 2004, is entered into by and among (i) Les Industries R.P. Inc., a corporation incorporated under the laws of the Province of Quebec (“RP”), (ii) SCP Pool Corporation, a Delaware corporation (“Parent”), and (iii) Latham Acquisition Corp., a Delaware corporation (“Acquisition Corp”).

WHEREAS, immediately prior to the closing of the transactions contemplated hereby, Acquisition Corp or a subsidiary of Acquisition Corp shall acquire all of the outstanding capital stock of Pool Technology Distributors, Inc., a corporation incorporated under the laws of the Province of Ontario (“Pool Tech”), pursuant to the certain Stock Purchase Agreement, dated as of November 12, 2004, by and among Latham International, L.P. and Acquisition Corp (the “Latham Purchase”);

WHEREAS, RP and Acquisition Corp desire to exchange certain assets of Pool Tech (having a value of $1,853,385) for substantially all of RP’s Canadian manufacturing assets (having a value of $659,953) and RP’s assumption of $1,193,432 of Pool Tech Indebtedness;

WHEREAS, at the time of the closing of the transaction contemplated hereby, Pool Tech shall be a wholly owned subsidiary of Acquisition Corp, and, accordingly, Acquisition Corp will derive substantial benefit from the transactions contemplated hereby; and

WHEREAS, in addition to the other defined terms used herein, certain terms are defined in Section 9.1 hereof.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

Asset exchange

1.1    Asset Exchange. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), RP shall (i) sell, assign, transfer, convey and deliver to Pool Tech, all the right, title and interest as of the Closing of RP, in, to and under the RP Assets (as defined in Section 1.2) and (ii) assume the Pool Tech Liabilities (as defined in Section 1.8) in exchange for (iii)  all the right, title and interest as of the Closing of Pool Tech, in, to and under the Pool Tech Assets (as defined in Section 1.4) and (iv) the assumption by Pool Tech of the RP Liabilities (as defined in Section 1.7).

1.2    RP Assets. The term “RP Assets” means all the business, properties, assets, goodwill and rights of RP of whatever kind and nature, real or personal, tangible or intangible, wherever located and by whomever possessed, that are owned, leased or licensed by RP on the Closing Date and used, held for use or intended to be used solely or primarily in the operation or conduct of the RP Business (as defined in Section 9.1), including without limitation, the following:

(a)     all raw materials, works-in-process, inventories and other materials of the RP Business wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the RP Business as of the Closing Date (collectively, the “RP Inventory”);

(b)    all other tangible personal property and interests therein, including without limitation all machinery, equipment, furniture, furnishings and vehicles of the RP Business, including without limitation those listed on Schedule 3.10(a)(i) (the “RP Personal Property”);

(c)     all accounts receivable and notes receivable of the RP Business as of the Closing Date, including without limitation those listed on Schedule 1.2(c), except to the extent the items listed on Schedule 1.2(c) are collected prior to the Closing Date (the “RP Receivables”);

(d)    all service marks, trade names, business names, copyrights, designs, design registrations, patents, trademarks, trade secrets, confidential information, know-how, inventions, designs and procedures, of RP that are used, held for use or intended to be used in the operation or conduct of the RP Business and all rights to any of the foregoing (the “RP Intellectual Property”);

(e)     all claims and rights of RP under all agreements, contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written, to which RP is a party or by which RP is bound to the extent listed on Schedule 3.8 or not required to be listed on Schedule 3.8 (collectively, the “RP Contracts”);

(f)     all credits, rebates or adjustments from vendors, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of RP to the extent related to the RP Business (“RP Prepaid Items”);

(g)    all files, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence relating solely to the RP Business (in all cases, in any form or medium) (the “RP Records”);

(h)    to the extent transferable, all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from Governmental entities related to the RP Business and all data and records pertaining thereto, including without limitation, those listed on Schedule 3.16 (the “RP Licenses and Permits”);

(i)     all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of every kind and nature related solely to the RP Business;

(j)     all rights to receive and retain mail and other communications related solely to the RP Business;

(k)    all goodwill generated by or associated solely with the RP Business and all other intangible property of the RP Business; and

(l)	all other assets of the RP Business not listed in Section 1.3.

1.3    Excluded RP Assets. Notwithstanding the foregoing, the following assets (the “Excluded RP Assets”) are expressly excluded from the asset exchange contemplated hereby:

(a)     all cash, cash equivalents and marketable and other investment securities or stock of any corporation;

(b)    all Pool Tech Assets to be received by RP pursuant to this Agreement and all other rights of RP under this Agreement;

(c)     RP’s corporate charter and all qualifications of RP to conduct business as a corporation, arrangement with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of RP as a corporation;

(d)	all insurance policies;
(e)	RP’s tax returns and tax refunds;
(f)	all rights to real property owned or leased by RP;
(g)	all bank accounts of RP; and
(h)	assets of any RP Plan (as defined in Section 3.19).

1.4    Pool Tech Assets. The term “Pool Tech Assets” means all the business, properties, assets, goodwill and rights of Pool Tech of whatever kind and nature, real or personal, tangible or intangible, wherever located and by whomever possessed, that are owned, leased or licensed by Pool Tech on the Closing Date and used,

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held for use or intended to be used solely or primarily in the operation or conduct of the Pool Tech Business (as defined in Section 9.1), including without limitation, the following:

(a)     all raw materials, works-in-process, inventories and other materials of the Pool Tech Business wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the Pool Tech Business as of the Closing Date (collectively, the “Pool Tech Inventory”);

(b)    all other tangible personal property and interests therein, including without limitation all machinery, equipment, furniture, furnishings and vehicles of the Pool Tech Business, including without limitation those listed on Schedule 4.9(a)(i) (the “Pool Tech Personal Property”);

(c)     all rights to real property owned or leased by Pool Tech to the extent used in the Pool Tech Business, including without limitation those real estate leases listed on Schedule 4.9(a)(ii);

(d)    all accounts receivable and notes receivable of the Pool Tech Business as of the Closing Date (the “Pool Tech Receivables”);

(e)     all service marks, trade names, business names, copyrights, designs, design registrations, patents, trademarks, trade secrets, confidential information, know-how, inventions, designs and procedures, of Pool Tech that are used, held for use or intended to be used in the operation or conduct of the Pool Tech Business and all rights to any of the foregoing, including without limitation those specifically listed on Schedule 1.4(e) (the “Pool Tech Intellectual Property”);

(f)     all claims and rights of Pool Tech under all agreements, contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written, to which Pool Tech is a party or by which Pool Tech is bound to the extent they relate primarily to the Pool Tech Business, including without limitation those listed on Schedule 4.7 (collectively, the “Pool Tech Contracts”);

(g)    all credits, rebates or adjustments from vendors, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of the Pool Tech Business (“Pool Tech Prepaid Items”);

(h)    all files, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence relating solely to the Pool Tech Business (in all cases, in any form or medium) (the “Pool Tech Records”);

(i)     to the extent transferable, all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from Governmental entities related to the Pool Tech Business and all data and records pertaining thereto (the “Pool Tech Licenses and Permits”);

(j)     all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of every kind and nature related solely to the Pool Tech Business;

(k)    all rights to receive and retain mail and other communications related solely to the Pool Tech Business;

(l)     all goodwill generated by or associated solely with the Pool Tech Business and all other intangible property of the Pool Tech Business ; and

(m)	all other assets of the Pool Tech Business not listed in Section 1.5.

1.5    Excluded Pool Tech Assets. Notwithstanding the foregoing, the following assets (the “Excluded Pool Tech Assets”) are expressly excluded from the asset exchange contemplated hereby:

(a)     all stock and assets of Kafko International Inc. (“Kafko Canada”), a wholly owned subsidiary of Pool Tech;

(b)    all cash, cash equivalents and marketable and other investment securities or stock of any corporation;

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(c)     all RP Assets to be received by Pool Tech pursuant to this Agreement and all other rights of Pool Tech under this Agreement;

(d)    Pool Tech’s corporate charter and all qualifications of Pool Tech to conduct business as a corporation, arrangement with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of Pool Tech as a corporation;

(e)	all insurance policies;
(f)	Pool Tech’s tax returns and tax refunds;
(g)	all bank accounts of Pool Tech; and
(h)	assets of any Pool Tech Plan (as defined in Section 4.18).

1.6    Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by RP of the RP Assets to Pool Tech, on the one hand, and the sale, transfer, conveyance, assignment and delivery by Pool Tech of the Pool Tech Assets to RP, on the other hand, each in accordance with Section 1.1 shall be effected on the Closing Date by the parties’ execution and delivery to each other of one or more bills of sale, assignments and other conveyance instruments with respect to RP’s transfer of the RP Assets and Pool Tech’s transfer of the Pool Tech Assets, each in form and scope reasonably satisfactory to the parties (collectively, the “Conveyance Documents”). At the Closing, (i) good, valid and marketable title to all of the Pool Tech Assets shall be transferred, conveyed, assigned and delivered by Pool Tech to RP, and (ii) good, valid and marketable title to all of the RP Assets shall be transferred, conveyed, assigned and delivered by RP to Pool Tech, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

1.7	Assumption of Certain RP Liabilities; Excluded RP Liabilities.

(a)     Upon the terms and subject to the conditions of this Agreement, Acquisition Corp shall cause Pool Tech to assume, effective as of the Closing, and from and after the Closing, Acquisition Corp shall cause Pool Tech to pay, perform and discharge when due, only the following liabilities, obligations and commitments of RP (subject to Pool Tech’s right to dispute such liabilities and obligations in good faith with parties to whom such obligations are owed) (such liabilities, obligations and commitments being the “RP Liabilities”):

(i)     all of RP’s payment and performance obligations arising subsequent to the Closing under the RP Contracts and the RP Licenses and Permits (but in each case not including any liability or obligations for breaches thereof arising out of or related to events or occurrences prior to the Closing Date);

(ii)    all current accrued liabilities of the RP Business incurred in the ordinary course of business, to the extent that such items are properly recorded in accordance with GAAP as current liabilities in the Closing RP Working Capital Statement prepared in accordance with Section 1.9 (“RP Accrued Liabilities”);

(iii)   the accounts payable of the RP Business as of the Closing Date to the extent incurred in the ordinary course of business and properly recorded in accordance with GAAP as accounts payable in the Closing RP Working Capital Statement (“RP Accounts Payable”); and

(iv)   all other liabilities, obligations and commitments, whether known or unknown, express or implied, absolute, contingent or otherwise, arising out of Pool Tech’s operation or conduct of the RP Business subsequent to the Closing.

(b)    Except as expressly set forth in Section 1.7(a), Pool Tech shall not assume or be responsible at any time for any liability, obligation, debt or commitment of RP, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of RP incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other Taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, RP and Parent expressly acknowledge and agree that RP shall retain, and that Pool Tech shall not assume or otherwise be obligated to pay, perform, defend or discharge, (i) any liability of RP and/or Parent for income Taxes or other Taxes, (ii) any liability of RP arising from

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breach of law, breach of Contract or tort, (iii) any liability, obligation, debt or commitment of RP to Parent or any other Affiliate of RP or Parent, (iv) any liability, obligation, or commitment of RP with respect to any collective bargaining or similar agreement to which RP is a party, or (v) any Indebtedness of RP (collectively, the “Excluded RP Liabilities”). RP and Parent further agree to satisfy and discharge as the same shall become due all obligations and liabilities of RP not specifically assumed by Pool Tech hereunder.

1.8	Assumption of Certain Pool Tech Liabilities; Excluded Pool Tech Liabilities.

(a)     Upon the terms and subject to the conditions of this Agreement, RP shall assume, effective as of the Closing, and from and after the Closing, RP shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Pool Tech (subject to RP’s right to dispute such liabilities and obligations in good faith with parties to whom such obligations are owed) (such liabilities, obligations and commitments being the “Pool Tech Liabilities”):

(i)     all of Pool Tech’s payment and performance obligations arising subsequent to the Closing under the Pool Tech Contracts and the Pool Tech Licenses and Permits (but in each case not including any liability or obligations for breaches thereof arising out of or related to events or occurrences prior to the Closing Date);

(ii)    all current accrued liabilities of the Pool Tech Business incurred in the ordinary course of business, to the extent that such items are properly recorded in accordance with GAAP as current liabilities in the Closing Pool Tech Working Capital Statement prepared in accordance with Section 1.10 (“Pool Tech Accrued Liabilities”);

(iii)   the accounts payable of the Pool Tech Business as of the Closing Date to the extent incurred in the ordinary course of business and properly recorded in accordance with GAAP as accounts payable in the Closing Pool Tech Working Capital Statement (“Pool Tech Accounts Payable”);

(iv)   the liabilities and obligations of Pool Tech under that certain promissory note payable to Ft. Wayne Pools, Inc. in the principal amount of $1,193,432 originally issued by Latham Splash Canada, Inc., an Ontario corporation, and assigned to and assumed by Pool Tech (the “FWP Note”); and

(v)    all other liabilities, obligations and commitments, whether known or unknown, express or implied, absolute, contingent or otherwise, arising out of RP’s operation or conduct of the Pool Tech Business subsequent to the Closing.

(b)    Except as expressly set forth in Section 1.8(a), RP shall not assume or be responsible at any time for any liability, obligation, debt or commitment of Pool Tech, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of Pool Tech incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other Taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, Acquisition Corp expressly acknowledges and agrees that Pool Tech shall retain, and that RP shall not assume or otherwise be obligated to pay, perform, defend or discharge, (i) any liability of Pool Tech and/or Acquisition Corp for income Taxes or other Taxes, (ii) any liability of Pool Tech arising from breach of law, breach of Contract or tort, (iii) any liability, obligation, debt or commitment of Pool Tech to Acquisition Corp or any other Affiliate of Pool Tech or Acquisition Corp, or (iv) any Indebtedness of Pool Tech other than the FWP Note (collectively, the “Excluded Pool Tech Liabilities”). Acquisition Corp further agrees to cause Pool Tech to satisfy and discharge as the same shall become due all obligations and liabilities of Pool Tech not specifically assumed by RP hereunder.

1.9	RP Working Capital Adjustment.

(a)     As soon as practicable, but in no event later than 90 days following the Closing Date, Acquisition Corp shall cause Pool Tech to determine the Working Capital of the RP Business as of the Closing Date in accordance with GAAP (the “RP Working Capital”) and shall deliver to RP a written statement (“Pool Tech’s Statement”) setting forth its determination of the RP Working Capital. Acquisition Corp shall cause Pool Tech to afford RP, or its representatives, access to the records and personnel of the RP Business for the purpose of reviewing such determination. If RP objects to any item contained in Pool Tech’s Statement, such objection shall be made in writing and delivered to Pool Tech within 20 business days following RP’s receipt of Pool Tech’s Statement, failing

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which such statement shall be deemed to have been accepted by RP (such accepted statement and RP Working Capital are referred to herein as the “Closing RP Working Capital Statement” and “Closing RP Working Capital,” respectively). If RP so notifies Pool Tech of an objection to Pool Tech’s Statement, the parties shall negotiate in good faith regarding such disagreement.

(b)    If the parties fail to agree on any item contained in Pool Tech’s Statement within 10 business days of receipt by Pool Tech of RP’s statement of objections, RP shall submit Pool Tech’s Statement to PricewaterhouseCoopers (the “Independent Accountant”). RP shall use its reasonable best efforts to cause the Independent Accountant to review Pool Tech’s Statement as soon as practicable, but in any event within thirty (30) business days after the delivery of Pool Tech’s Statement to the Independent Accountant. The determination of the Closing RP Working Capital by the Independent Accountant shall be final and binding on RP and Acquisition Corp and not subject to review, challenge or adjustment absent fraud. The costs and expenses of the services of the Independent Accountant’s review shall be borne and paid by the party that the Independent Accountant determines to be least correct in its determination of the RP Working Capital.

(c)     On a date that is mutually convenient to Acquisition Corp and RP, but in any event not more than 5 business days after the final determination of the Closing RP Working Capital in accordance with Section 1.9(b) and (c) above (the “Adjustment Date”), Acquisition Corp and RP shall make the following working capital adjustments:

(i)     if the Closing RP Working Capital is less than $387,000 (the “Target RP Working Capital”) by more than $50,000 , RP shall pay to Pool Tech an amount equal to such deficit; or

(ii)    if the Closing RP Working Capital is greater than the Target RP Working Capital by more than $50,000, Acquisition Corp shall cause Pool Tech to pay to RP an amount equal to such excess.

(d)    Any amounts payable pursuant to Section 1.9(c) shall be paid within five (5) business days after the Adjustment Date in immediately available funds.

(e)     All calculations to be made for the purpose of calculating those amounts which are required to be calculated in accordance with this Section 1.9 shall be made in U.S. Dollars, and if any of the underlying amounts required to be used for making such calculations are expressed in Canadian Dollars, such underlying amounts shall be converted into U.S. Dollars using the closing exchange rate as quoted by the Bank of Canada on the last day preceding the Closing.

1.10	Pool Tech Working Capital Adjustment.

(a)     As soon as practicable, but in no event later than 90 days following the Closing Date, RP shall determine the Working Capital of the Pool Tech Business as of the Closing Date in accordance with GAAP (the “Pool Tech Working Capital”) and shall deliver to Acquisition Corp a written statement (“RP’s Statement”) setting forth its determination of the Pool Tech Working Capital. RP shall afford Acquisition Corp, or its representatives, access to the records and personnel of the Pool Tech Business for the purpose of reviewing such determination. If Acquisition Corp objects to any item contained in the RP Statement, such objection shall be made in writing and delivered to RP within 20 business days following Acquisition Corp’s receipt of the RP Statement, failing which such statement shall be deemed to have been accepted by Acquisition Corp (such accepted statement and Pool Tech Working Capital are referred to herein as the “Closing Pool Tech Working Capital Statement” and “Closing Pool Tech Working Capital,” respectively). If Acquisition Corp so notifies RP of an objection to RP’s Statement, the parties shall negotiate in good faith regarding such disagreement.

(b)    If the parties fail to agree on any item contained in RP’s Statement within 10 business days of receipt by RP of Acquisition Corp’s statement of objections, Acquisition Corp shall submit RP’s Statement to PricewaterhouseCoopers (the “Independent Accountant”). Acquisition Corp shall use its reasonable best efforts to cause the Independent Accountant to review RP’s Statement as soon as practicable, but in any event within thirty (30) business days after the delivery of RP’s Statement to the Independent Accountant. The determination of the Closing Pool Tech Working Capital by the Independent Accountant shall be final and binding on Acquisition Corp and RP and not subject to review, challenge or adjustment absent fraud. The costs and expenses of the services of the Independent Accountant’s review shall be borne and paid by the party that the Independent Accountant determines to be least correct in its determination of the Pool Tech Working Capital.

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(c)     On a date that is mutually convenient to RP and Acquisition Corp, but in any event not more than 5 business days after the final determination of the Closing Pool Tech Working Capital in accordance with Section 1.10(b) and (c) above (the “Adjustment Date”), RP and Acquisition Corp shall make the following working capital adjustments:

(i)     if the Closing Pool Tech Working Capital is less than $1,176,611(the “Target Pool Tech Working Capital”) by more than $50,000, Acquisition Corp shall cause Pool Tech to pay to RP an amount equal to such deficit; or

(ii)    if the Closing Pool Tech Working Capital is greater than the Target Pool Tech Working Capital by more than $50,000, RP shall pay to Pool Tech an amount equal to such excess.

(d)    Any amounts payable pursuant to Section 1.10(c) shall be paid within five (5) business days after the Adjustment Date in immediately available funds.

(e)     All calculations to be made for the purpose of calculating those amounts which are required to be calculated in accordance with this Section 1.10 shall be made in U.S. Dollars, and if any of the underlying amounts required to be used for making such calculations are expressed in Canadian Dollars, such underlying amounts shall be converted into U.S. Dollars using the closing exchange rate as quoted by the Bank of Canada on the last day preceding the Closing.

1.11	Accounts Payable and Accrued Liabilities.

(a)     RP shall pay all of its accounts payable, accrued liabilities and all other Excluded RP Liabilities (including without limitation all wages and salaries payable) arising out of the ownership or operation of the RP Assets or the RP Business prior to the Closing Date as they come due and payable, except those RP Accounts Payable and RP Accrued Liabilities which are not due or payable prior to the Closing Date and are assumed by Pool Tech at the Closing pursuant to Section 1.7 hereof. In the event Pool Tech receives an invoice, bill or other demand for payment relating to any accounts payable, accrued liabilities or other liabilities in connection with the ownership or operation of the RP Assets or the RP Business prior to the Closing Date and which is not included in the Closing RP Working Capital as shown in the Closing RP Working Capital Statement, such invoice, bill or demand for payment, as the case may be, shall be forwarded to RP and/or Parent, each of whom agrees to promptly (but in no event later than 30 days after demand by Pool Tech) make payment therefore.

(b)    Acquisition Corp shall cause Pool Tech to pay all of its accounts payable, accrued liabilities and all other Excluded Pool Tech Liabilities (including without limitation all wages and salaries payable) arising out of the ownership or operation of the Pool Tech Assets or the Pool Tech Business prior to the Closing Date as they come due and payable, except those Pool Tech Accounts Payable and Pool Tech Accrued Liabilities which are not due or payable prior to the Closing Date and are assumed by RP at the Closing pursuant to Section 1.8 hereof. In the event RP receives an invoice, bill or other demand for payment relating to any accounts payable, accrued liabilities or other liabilities in connection with the ownership or operation of the Pool Tech Assets or the Pool Tech Business prior to the Closing Date and which is not included in the Closing Pool Tech Working Capital as shown in the Closing Pool Tech Working Capital Statement, such invoice, bill or demand for payment, as the case may be, shall be forwarded to Pool Tech and/or Acquisition Corp, each of whom agrees to promptly (but in no event later than 30 days after demand by RP) make payment therefore.

1.12	Taxes.

(a)     At Closing, RP shall pay all stamp, transfer, documentary, excise, sales or other comparable taxes due with respect to the sale of the RP Assets. Acquisition Corp shall cause Pool Tech to pay any taxes accruing with respect to the RP Business and the RP Assets on and after the Closing Date. RP shall be responsible for and shall pay all income, gross revenue, or similar taxes with respect to the RP Business and the RP Assets accruing before the Closing Date. All taxes referred to in this Section 1.12(a) shall include any penalties and interest incurred in relation to such taxes.

(b)    At Closing, Acquisition Corp shall cause Pool Tech to pay all stamp, transfer, documentary, excise, sales or other comparable taxes due with respect to the sale of the Pool Tech Assets. RP shall pay any taxes accruing with respect to the Pool Tech Business and the Pool Tech Assets on and after the Closing Date. Acquisition Corp shall cause Pool Tech to be responsible for and shall pay all income, gross revenue, or

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similar taxes with respect to the Pool Tech Business and the Pool Tech Assets accruing before the Closing Date. All taxes referred to in this Section 1.12(b) shall include any penalties and interest incurred in relation to such taxes.

1.13	Risk of Loss.

(a)     Risk of loss or destruction or damage to the RP Assets shall pass to Pool Tech at and upon Closing, regardless of the physical location of the RP Assets. RP shall, and Acquisition Corp shall cause Pool Tech to, take all steps and actions as may be required to put Pool Tech in actual possession, operation, control and responsibility for the RP Assets on the Closing Date.

(b)    Risk of loss or destruction or damage to the Pool Tech Assets shall pass to RP at and upon Closing, regardless of the physical location of the Pool Tech Assets. RP shall, and Acquisition Corp shall cause Pool Tech to, take all steps and actions as may be required to put RP in actual possession, operation, control and responsibility for the Pool Tech Assets on the Closing Date.

1.14	Cost of Transfer.

(a)     RP shall bear all responsibilities and pay any and all costs associated with the transfer and delivery of the RP Assets from RP to Pool Tech. Acquisition Corp shall cause Pool Tech to bear all responsibilities and pay any and all costs associated with registering its ownership interests in the RP Assets.

(b)    Acquisition Corp shall cause Pool Tech to bear all responsibilities and pay any and all costs associated with the transfer and delivery of the Pool Tech Assets from Pool Tech to RP. RP shall bear all responsibilities and pay any and all costs associated with registering its ownership interests in the Pool Tech Assets.

Article 2

CLOSING

2.1    Closing. The closing of the Acquisition (the “Closing”) shall take place immediately after the closing of the Latham Purchase (the “Closing Date”).

2.2	Items to be Delivered at Closing.

(a)     At or prior to the Closing and subject to the terms and conditions herein contained, RP shall deliver to Pool Tech the following:

(i)     such bills of sale and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Acquisition Corp and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Pool Tech all of RP’s right, title and interest in and to the RP Assets and assigning to Pool Tech (together with any necessary consents) all RP Contracts included in the RP Assets to the extent assignable (to the extent non-assignable, it is understood and agreed that Pool Tech shall receive the economic benefit thereto, to the extent reasonably practicable, as provided in Section 2.3(a));

(ii)    copies of all of the documents, books, records, papers, files, computer programs, data and other tangible property belonging to RP which relate to or are part of the RP Assets;

(iii)   evidence of the release of any mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances affecting any of the RP Assets; and

(iv)   such other documents as may be necessary to consummate the transactions contemplated by this Agreement and simultaneously with such delivery, all such steps will be taken as may be required to put Pool Tech in actual possession and operating control of the RP Assets.

(b)    At or prior to the Closing and subject to the terms and conditions herein contained, Acquisition Corp shall cause Pool Tech to deliver to RP the following:

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(i)     such bills of sale and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to RP and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, RP all of Pool Tech’s right, title and interest in and to the Pool Tech Assets and assigning to RP (together with any necessary consents) all Pool Tech Contracts included in the Pool Tech Assets to the extent assignable (to the extent non-assignable, it is understood and agreed that RP shall receive the economic benefit thereto, to the extent reasonably practicable, as provided in Section 2.3(b));

(ii)    copies of all of the documents, books, records, papers, files, computer programs, data and other tangible property belonging to Pool Tech which relate to or are part of the Pool Tech Assets;

(iii)   evidence of the release of any mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances affecting any of the Pool Tech Assets; and

(iv)   such other documents as may be necessary to consummate the transactions contemplated by this Agreement and simultaneously with such delivery, all such steps will be taken as may be required to put RP in actual possession and operating control of the Pool Tech Assets.

(c)     At or prior to the Closing and subject to the terms and conditions herein contained, RP and Acquisition Corp shall deliver to each other the certificates referred to in Article 6.

2.3	Assignment of Certain Contracts.

(a)     To the extent that RP’s rights under any RP Contract to be assigned to Pool Tech hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and RP, at its expense, shall use its best effort to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Pool Tech’s rights under the RP Contract in question so that Pool Tech would not in effect acquire the benefit of all such rights, RP, to the maximum extent permitted by law and the RP Contract, shall act after the Closing as Pool Tech’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the RP Contract, with Pool Tech in any other reasonable arrangement designed to provide such benefits to Pool Tech.

(b)    To the extent that Pool Tech’s rights under any Pool Tech Contract to be assigned to RP hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and Acquisition Corp shall cause Pool Tech to, at Pool Tech’s expense, use its best effort to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair RP’s rights under the Pool Tech Contract in question so that RP would not in effect acquire the benefit of all such rights, Acquisition Corp shall cause Pool Tech, to the maximum extent permitted by law and the Pool Tech Contract, to act after the Closing as RP’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Pool Tech Contract, with RP in any other reasonable arrangement designed to provide such benefits to RP.

2.4	Further Assurances.

(a)     RP from time to time after the Closing, at Pool Tech’s request, will execute, acknowledge and deliver to Pool Tech such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Pool Tech may reasonably require in order to vest more effectively in Pool Tech, or to put Pool Tech more fully in possession of, any of the RP Assets.

(b)    Acquisition Corp shall cause Pool Tech from time to time after the Closing, at RP’s request, to execute, acknowledge and deliver to RP such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as RP may reasonably require in order to vest more effectively in RP, or to put RP more fully in possession of, any of the Pool Tech Assets.

2.5	Termination in Absence of Closing.

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(a)     If by the close of business on February 28, 2005, the Closing has not occurred, then either Acquisition Corp or RP may thereafter terminate this agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for the Closing having not occurred is (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Article 6 have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article 2 on such date; provided, however, that any termination pursuant to this Section 2.5 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party’s obligations set forth in Article 6 have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article 2 on such date.

(b)    This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Acquisition Corp if:

(i)     any representation or warranty made herein for the benefit of Acquisition Corp, or any certificate, schedule or document furnished to Acquisition Corp pursuant to this Agreement is untrue in any material respect; or

(ii)    RP or Parent shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

(c)     This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by RP if:

(i)     any representation or warranty made herein for the benefit of RP, or any certificate, schedule or document furnished to RP pursuant to this Agreement is untrue in any material respect; or

(ii)    Acquisition Corp shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

Article 3

REPRESENTATIONS AND WARRANTIES OF RP

RP hereby represents and warrants to Acquisition Corp:

3.1    Corporate Existence of RP and Parent. Each of Parent and RP is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and RP has all requisite corporate power to carry on its business as currently conducted and to own and operate the RP Assets.

3.2    Corporate Power of RP and Parent; Authorization; Enforceable Obligations. Each of RP and Parent has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each of RP and Parent has been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed and delivered on behalf of each of RP and Parent by duly authorized officers of RP and Parent, and constitutes the legal, valid and binding obligations of RP and Parent, enforceable against each of RP and Parent in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.3	Capitalization of RP. Parent beneficially owns all of the outstanding capital stock of RP.

3.4    No RP Conflicts; Consents. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by RP does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Person under, (a) any existing law, ordinance, or governmental rule or regulation to which RP is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to RP, (c) the

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charter documents or bylaws of RP or any securities issued by RP, or (d) any mortgage, indenture, loan, agreement, contract, commitment, lease, or other instrument, document or understanding, oral or written, to which RP is a party, by which RP may have rights or by which any of the RP Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of RP thereunder. Except for the Hart-Scott-Rodino filing with respect to the Latham Purchase, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or any other person is required in connection with the execution, delivery or performance of this Agreement by RP.

3.5    No Parent Conflicts; Consents. The execution, delivery and performance of this Agreement by Parent does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Parent is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Parent, (c) the charter documents or bylaws of Parent or any securities issued by Parent, or (d) any mortgage, indenture, loan, agreement, contract, commitment, lease, or other instrument, document or understanding, oral or written, to which Parent is a party, by which Parent may have rights or by which any of the RP Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Parent thereunder. Except for the Hart-Scott-Rodino filing with respect to the Latham Purchase, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or any other person is required in connection with the execution, delivery or performance of this Agreement by Parent.

3.6    Financial Statements. Copies of the unaudited balance sheets and income statements of the RP Business as of and for the fiscal years ended December 31, 2003, and as of and for the eight-month period ended August 31, 2004 (collectively, the “RP Financial Statements”) are attached hereto as Schedule 3.6. The RP Financial Statements were prepared from RP’s books and records, and the RP Financial Statements present fairly the financial condition and results of operations of the RP Business for the periods referred to therein and have been prepared in accordance with GAAP, except, in the case of the interim RP Financial Statements, for normal year-end adjustments.

3.7    Inventory. The RP Inventory consists, and as of the Closing Date will consist, only of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the RP Business and be usable and saleable in the ordinary and usual course of business for the purposes for which intended except to the extent written down or reserved against in the Closing RP Working Capital Statement. The RP Inventory is reflected in the books and records of RP in accordance with GAAP (on a standard cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. Except as set forth in Schedule 3.7, during 2004, there have not been any changes in the value of, or establishment of any reserve against any RP Inventory, except for changes and reserves in the ordinary course of business and consistent with past practices.

3.8    Status of Contracts. Set forth on Schedule 3.8 is a list of all RP Contracts relating to the operation of the RP Business or the RP Assets, except (a) any RP Contracts entered into in the ordinary course of business that involve an aggregate expenditure in any year of less than $50,000, provided that all of such undisclosed RP Contracts do not involve expenditures in excess of $100,000 in the aggregate, (b) any purchase orders or commitments entered into in the ordinary course of business for less than $10,000 per calendar quarter, and (c) any RP Contracts relating to Excluded RP Assets. Except as set forth on Schedule 3.8, all such RP Contracts are valid and in full force and effect, and neither RP, nor to the knowledge of RP, any other party thereto is in default in any material respect under the terms thereof.

3.9    Receivables. All the RP Receivables (a) represent actual indebtedness incurred by the applicable account debtor, (b) have arisen from bona fide transactions in the ordinary course of business and (c) are not subject to any defense, deduction, setoff or similar right, except to the extent fully reserved against as set forth in the August 31, 2004 balance sheet included in the RP Financial Statements. During 2004, there have not been any changes in reserves or write-offs as uncollectible of any RP Receivables, except for write-offs and reserves in the ordinary course of business and consistent with past practices.

3.10	Schedules; Title to RP Assets.
(a) The following Schedules set forth the information indicated:

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(i)	Schedule 3.10(a)(i) is a list/description of the RP Personal Property;

(ii)    Schedule 3.10(a)(ii) is a list of the RP Assets that are not owned by RP, but are leased to RP, such that the interest therein to be conveyed to Pool Tech is that of a leasehold interest, together with an identification of such lease;

(iii)   Schedule 3.10(a)(iii) is a list of all leases to which any of the RP Assets owned by RP are subject;

(b)    RP has good, valid and marketable title to all of the RP Assets free and clear of any Liens other than Permitted Liens and the Liens listed on Schedule 3.10(b) (which will be released prior to the Closing) and except for (i) any RP Assets subject to a leasehold interest, as identified on Schedule 3.10(a)(ii) and (ii) such RP Inventory as has been disposed of in the ordinary course of business.

3.11  Absence of Known Undisclosed Liabilities. Except as disclosed on Schedule 3.11, RP has no knowledge of any basis for the assertion against the RP Business of any material liability of the type required to be reflected on a balance sheet prepared in accordance with GAAP in connection with or affecting the RP Assets, and there are no circumstances, conditions, happenings, events, or arrangements, contractual or otherwise, which may give rise to such liabilities, except commercial liabilities and obligations incurred in the ordinary course of business by RP and consistent with past practices.

3.12  Creditors. The transactions contemplated by this Agreement were not entered into by RP with the intent to hinder, delay or defraud any of RP’s creditors.

3.13	Intellectual Property.

(a)     RP owns or has (and following the Closing, Pool Tech will own or have) the right to use, pursuant to a license, a sublicense, an agreement, or permission, the RP Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, modification or cancellation of the interests of RP or, following the Closing, Pool Tech in the RP Intellectual Property to be transferred to Pool Tech hereunder.

(b)    RP has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and RP has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that RP must license or refrain from using any intellectual property rights of any third party). To the knowledge of RP, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of RP.

(c)     RP has delivered to Acquisition Corp correct and complete copies of all registrations, applications, licenses, agreements, and permissions (as amended to date) relating to the RP Intellectual Property and has made available to Acquisition Corp correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of the RP Intellectual Property. With respect to each item of RP Intellectual Property:

(i)     In the case of owned RP Intellectual Property, RP possesses all right, title, and interest in and to the item, free and clear of any Lien (other than Liens listed on Schedule 3.10(b), which will be released prior to Closing), encumbrance, privilege, or other security interest in favor of a third person; and in the case of licensed RP Intellectual Property, RP possesses the rights set forth in the applicable license agreements;

(ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)   no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)   RP has never agreed to indemnify any person other than Pool Tech and/or Acquisition Corp for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

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3.14  Litigation and Claims. Except as set forth in Schedule 3.14, there is no action, suit, investigation or proceeding at law or in equity, any arbitration or any administrative or other proceeding relating to the RP Business or the RP Assets or to RP’s ability or right to sell the RP Assets, by or before any court, governmental instrumentality or agency, pending or, to the knowledge of RP, threatened or contemplated in writing against or affecting RP, or any of its properties or rights, that is likely to have a Material Adverse Effect. RP is not currently subject to any judgment, order or decree entered in any lawsuit or proceeding.

3.15	Compliance with Laws.

(a)     RP is in compliance in all material respects with, and is not in default or violation in any material respect under, and has not conducted its operations in violation in any material respect of, any law, rule, regulation, decree or order applicable to the RP Business or the RP Assets.

(b)    Except as set forth in Schedules 3.15 , at no time during the last three years has RP been notified in writing that it was the subject of any federal, provincial or foreign criminal investigation, or been notified in writing by any Governmental Entity of any violation of any law, regulation, ordinance, rule or order, except for failures to so comply that would not have a Material Adverse Effect on the RP Business.

3.16  Licenses and Permits. RP possesses such material federal, provincial, and local licenses, permits and other authorizations necessary for the continued conduct of the RP Business in the ordinary course, consistent with past practices, without material interruption (collectively “RP Permits”), including, without limitation, those listed on Schedule 3.16 other than such RP Permits the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and such RP Permits are in full force and effect and have been and are being fully complied with by RP in all material respects. None of the governmental agencies or instrumentalities that have issued the RP Permits has notified RP in writing of its intent to modify, revoke, terminate or fail to renew any such RP Permit, and, to the knowledge of RP, no such action has been threatened. No RP Permit shall be modified, revoked or shall lapse as a result of the Acquisition.

3.17	Environmental Compliance.

(a)     With respect to the RP Business and the RP Assets, RP possesses all necessary RP Permits that are required under, and at all times in the past has been in material compliance with, all Environmental Laws, including all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recover, removal, discharge or disposal of Hazardous Materials and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to Hazardous Materials.

(b)    During the past five years RP has not been subject to any administrative or judicial proceeding pursuant to, or has not received any notice of any violation of, or claim alleging liability under, any Environmental Laws with respect to the RP Business and the RP Assets. No facts or circumstances exist that would be likely to result in a claim, citation or allegation against the RP for a violation of, or alleging liability under any Environmental Law with respect to the RP Business and the RP Assets.

(c)     There are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for Hazardous Materials or any other regulated waste, located on or under the immoveable property subject to the RP Leases.

(d)    Except in the ordinary course of business, and in all cases in compliance with all Environmental Laws, RP has not engaged any third party to handle, transport or dispose of Hazardous Materials on its behalf with respect to the RP Business and the RP Assets.

3.18	Taxes.

(a)     RP has properly prepared and duly and timely filed or caused to be filed all Returns required to be filed on or prior to the date hereof with respect to the RP Business and the RP Assets. RP has not executed or filed with any Government Entity any agreement extending the period for assessment or collection of any Taxes.

(b)    RP has paid all Taxes owed to any Government Entity by RP for a period covered by such Returns, and all claims, demands, assessments, judgments, costs and expenses connected with the RP Business

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and the RP Assets have been duly and timely paid in full or RP has made adequate provisions for the payment of all Taxes.

(c)     There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the RP Assets.

(d)    None of the RP Assets is property that is required to be treated as owned by a person other than RP.

(e)     To RP’s knowledge, there are, and will hereafter be, no net Tax deficiencies of any kind assessed against or relating to RP with respect to any taxable periods ending on or before the Closing Date of a character or nature which would result on liens or claims on any of the RP Assets or on Pool Tech’s title thereto or use thereof, or would result in any claim against Pool Tech.

3.19	[Reserved].

3.20  Absence of Changes or Events. Except as expressly provided for elsewhere herein, RP has not, with respect to the RP Business or the RP Assets, during 2004: (a) incurred any Indebtedness other than in the ordinary course of business, consistent with past practices, (b) permitted any of the RP Assets to be subjected to any Lien, other than a Permitted Lien and the Liens listed on Schedule 3.10(b) hereto, (c) sold, transferred or otherwise disposed of any assets that would constitute RP Assets, except for dispositions or consumptions of assets or RP Inventory in the ordinary course of business consistent with past practices, (d) made any capital expenditure or commitment therefor in excess of $50,000 in aggregate consistent with past practices, (e) made any loan to any Person other than in the ordinary course of business, consistent with past practices, (f) waived any rights or settled any claims, in excess of $50,000 consistent with past practices, (g) granted any increase in the rate of wages, salaries or other compensation or benefits to any of its employees, other than increases or payments in the ordinary course of its business consistent with past practices, (h) adopted, or amended or modified in any respect, any Benefit Plan, Employee Plan, or other benefit arrangement, (i) made any change in any method of accounting practice, (j) suffered or incurred any damage, destruction, fire explosion, accident, flood, or other casualty loss or act of God (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect, (k) amended or terminated, or suffered any amendment or termination of, any RP Permit, RP Contract, RP License, purchase order or similar commitment or right that is likely to have a Material Adverse Effect, (l) suffered any labor disputes or disturbances that is likely to have a Material Adverse Effect (other than possible disturbances arising from the disclosure prior to the Closing of the transactions contemplated by this Agreement to shareholders and employees), (m) otherwise failed to operate its business in the ordinary course consistent with past practices so as to preserve its business organization intact and to preserve the goodwill of its customers, suppliers, employees and others with whom it has business relations (other than possible disturbances arising from the disclosure prior to the Closing of the transactions contemplated by this Agreement to shareholders and employees), (n) any event, circumstance or change that has had or could reasonably be expected to have a Material Adverse Effect, (i) any material adverse change in RP’s sales patterns, pricing policies, accounts receivable or accounts payable, or (p) agreed to do any of the foregoing.

3.21	[Reserved].

3.22  Transactions with Affiliates. Except as set forth in Schedule 3.22, none of the RP Contracts between RP, on the one hand, and any Affiliates of RP, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 3.22, after the Closing, none of RP’s Affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the RP Business. Except as set forth in Schedule 3.22 or otherwise provided for herein, Parent does not provide any material services to the RP Business.

3.23  Suppliers and Customers. During 2004, RP has not entered into or made any contract or commitment for the purchase of raw materials or other merchandise in connection with the RP Business, other than in the ordinary course of business consistent with past practices. Set forth on Schedule 3.23 are the top ten customers (in terms of dollars spent) of goods or services sold by the RP Business during its most recent full fiscal year and the top ten suppliers (in terms of dollars spent) of goods or services purchased by the RP Business during the 12 months ended September 30, 2004. Except as set forth in Schedule 3.23, during 2004, there has not been (i) any material adverse change in the business relationship of the RP Business with any supplier or customer named in

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Schedule 3.23 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier or customer.

3.24  Product Liability. Except as set forth in Schedule 3.24, RP has no liabilities that have not been satisfied (and to the knowledge of RP, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against RP giving rise to any liability) arising out of any injury to individuals or property as a result of any defective product sold, distributed or delivered by RP and relating to the RP Business.

3.25  Pool Tech’s Ability to Operate the RP Business. Except as disclosed on Schedule 3.25, upon the sale to Pool Tech of the RP Assets and the assumption by Pool Tech of the Assumed RP Liabilities hereunder, Pool Tech shall have received from RP all the property, equipment, inventory, contracts, permits, intellectual property, leasehold interests, books and records, and other assets and rights necessary for Pool Tech to conduct the RP Business in substantially the same manner as it is presently conducted by RP.

3.26  Absence of Certain Business Practices. Neither RP nor any other person acting on behalf of or associated with RP, acting alone or together, has (a) received, directly or indirectly, any rebates, payments commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the RP Business (or assist the RP Business in connection with any actual or proposed transaction), in each case which (i) may subject the RP Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have a material adverse effect on the RP Business, or (iii) if not continued in the future may adversely affect the RP Business.

3.27  Leased Premises. Schedule 3.10(a)(ii) sets forth a list of all leases, licenses or similar agreements relating to RP’s use or occupancy of real estate owned by a third party (“RP Leases”), true and correct copies of which have previously been furnished to Acquisition Corp, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the RP Leases, and (ii) the street address and legal description of each property covered thereby (the “RP Leased Premises”). The RP Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such RP Leases. Neither RP nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

3.28  Insurance. Schedule 3.28 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to RP or the RP Assets, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.28. Such policies are sufficient for compliance by RP with all applicable material RP Contracts. None of the insurance carriers has indicated to RP an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 3.28 will not be available in the future on substantially the same terms as currently in effect. RP has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the knowledge of RP, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by RP to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

3.29  Equipment and Other Personal Property. The RP Personal Property, including its equipment and machinery, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards. To the knowledge of RP, the RP Personal Property is free of any structural or engineering defects. During the past five years there has not been any significant interruption of the RP Business due to inadequate maintenance or obsolescence of any of the RP Personal Property.

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Article 4

REPRESENTATIONS AND WARRANTIES

OF ACQUISITION CORP

Acquisition Corp and, as of the Closing, Pool Tech hereby represent and warrant to RP:

4.1    Corporate Existence of Acquisition Corp and Pool Tech. Each of Acquisition Corp and Pool Tech is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and Pool Tech has all requisite corporate power to carry on its business as currently conducted and to own and operate the Pool Tech Assets.

4.2    Corporate Power of Acquisition Corp; Authorization; Enforceable Obligations. Acquisition Corp has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Acquisition Corp has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered on behalf of Acquisition Corp by duly authorized officers of Acquisition Corp, and constitutes the legal, valid and binding obligations of Acquisition Corp, enforceable against Acquisition Corp in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3    Capitalization of Pool Tech. At Closing, Acquisition Corp will beneficially own all of the outstanding capital stock of Pool Tech.

4.4    No Conflicts; Consents. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Acquisition Corp does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any person under, (a) any existing law, ordinance, or governmental rule or regulation to which Acquisition Corp is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Acquisition Corp, (c) the charter documents or bylaws of Acquisition Corp or any securities issued by Acquisition Corp, or (d) any mortgage, indenture, loan, agreement, contract, commitment, lease, or other instrument, document or understanding, oral or written, to which Acquisition Corp is a party, by which Acquisition Corp may have rights or by which any of the Pool Tech Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Acquisition Corp thereunder. Except for the Hart-Scott-Rodino filing with respect to the Latham Purchase, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or any other person is required in connection with the execution, delivery or performance of this Agreement by Acquisition Corp.

4.5    Financial Statements. Acquisition Corp has furnished RP with copies of the unaudited balance sheets and income statements of the Pool Tech Business as of and for the fiscal years ended December 31, 2003, and as of and for the eight-month period ended August 31, 2004 (collectively, the “Pool Tech Financial Statements”), copies of which are attached hereto as Schedule 4.5. The Pool Tech Financial Statements were prepared from Pool Tech’s books and records, and the Financial Statements present fairly the financial condition and results of operations of Pool Tech for the periods referred to therein and have been prepared in accordance with GAAP, except, in the case of the interim Pool Tech Financial Statements, for normal year end adjustments.

4.6    Inventory. The Pool Tech Inventory consists, and as of the Closing Date will consist, only of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Pool Tech Business and be usable and saleable in the ordinary and usual course of business for the purposes for which intended except to the extent written down or reserved against in the Closing Pool Tech Working Capital Statement. The Pool Tech Inventory is reflected in the books and records of Pool Tech in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. Except as set forth in Schedule 4.6, during 2004, there have not been any changes in the value of, or establishment of any reserve against

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any Pool Tech Inventory, except for changes and reserves in the ordinary course of business and consistent with past practices.

4.7    Status of Contracts. Set forth on Schedule 4.7 is a list of all Pool Tech Contracts relating to the operation of the Pool Tech Business or the Pool Tech Assets, except (a) any Pool Tech Contracts entered into in the ordinary course of business that involve an aggregate expenditure in any year of less than $50,000, provided that all of such undisclosed Pool Tech Contracts do not involve expenditures in excess of $100,000 in the aggregate, (b) any purchase orders or commitments entered into in the ordinary course of business for less than $10,000 per calendar quarter, and (c) any Pool Tech Contracts relating to Pool Tech Excluded Assets. Except as set forth on Schedule 4.7, all such Pool Tech Contracts are valid and in full force and effect, and neither Pool Tech, nor to the knowledge of Pool Tech, any other party thereto is in default in any material respect under the terms thereof.

4.8  Receivables. All the Pool Tech Receivables (a) represent actual indebtedness incurred by the applicable account debtor, (b) have arisen from bona fide transactions in the ordinary course of business and (c) are not subject to any defense, deduction, setoff or similar right, except to the extent fully reserved against as set forth in the August 31, 2004 balance sheet included in the Pool Tech Financial Statements. During 2004, there have not been any changes in reserves or write-offs as uncollectible of any Pool Tech Receivables, except for write-offs and reserves in the ordinary course of business and consistent with past practices.

4.9	Schedules; Title to Pool Tech Assets.
	(a)	The following Schedules set forth the information indicated:
(i) Schedule 4.9(a)(i) is a list/description of the Pool Tech Personal Property;

(ii)    Schedule 4.9(a)(ii) is a list of the Pool Tech Assets that are not owned by Pool Tech, but are leased to Pool Tech, such that the interest therein to be conveyed to Purchaser is that of a leasehold interest, together with an identification of such lease;

(iii)   Schedule 4.9(a)(iii) is a list of all leases to which any of the Pool Tech Assets owned by Pool Tech are subject;

(b)    Pool Tech has good, valid and marketable title to all of the Pool Tech Assets free and clear of any Liens other than Permitted Liens and the Liens listed on Schedule 4.9(b) (which will be released prior to the Closing) and except for (i) any Pool Tech Assets subject to a leasehold interest, as identified on Schedule 4.9(a)(ii) and (ii) such Pool Tech Inventory as has been disposed of in the ordinary course of business.

4.10  Absence of Known Undisclosed Liabilities. Pool Tech has no knowledge of any basis for the assertion against the Pool Tech Business of any material liability of the type required to be reflected on a balance sheet prepared in accordance with GAAP in connection with or affecting the Pool Tech Assets, and there are no circumstances, conditions, happenings, events, or arrangements, contractual or otherwise, which may give rise to such liabilities, except commercial liabilities and obligations incurred in the ordinary course of business by Pool Tech and consistent with past practices.

4.11  Creditors. The transactions contemplated by this Agreement were not entered into by Acquisition Corp with the intent to hinder, delay or defraud any of Acquisition Corp’s or Pool Tech’s creditors.

4.12	Intellectual Property.

(a)     Pool Tech owns or has (and following the Closing, RP will own or have) the right to use, pursuant to a license, a sublicense, an agreement, or permission, the Pool Tech Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, modification or cancellation of the interests of Pool Tech or, following the Closing, RP in the Pool Tech Intellectual Property to be transferred to RP hereunder.

(b)    Pool Tech has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Pool Tech has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Pool Tech must license or refrain from using any intellectual property rights of any third

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party). To the knowledge of Pool Tech, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Pool Tech.

(c)     Acquisition Corp has delivered to RP correct and complete copies of all registrations, applications, licenses, agreements, and permissions (as amended to date) relating to the Pool Tech Intellectual Property and has made available to RP correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of the Pool Tech Intellectual Property. With respect to each item of Pool Tech Intellectual Property:

(i)     In the case of owned Pool Tech Intellectual Property, Pool Tech possesses all right, title, and interest in and to the item, free and clear of any Lien (other than Liens listed on Schedule 4.9(b), which will be released prior to Closing), encumbrance, privilege, or other security interest in favor of a third person; and in the case of licensed Pool Tech Intellectual Property, Pool Tech possesses the rights set forth in the applicable license agreements;

(ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)   no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)   Neither Acquisition Corp nor Pool Tech has agreed to indemnify any person other than RP for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

4.13  Litigation and Claims. Except as set forth in Schedule 4.13, there is no action, suit, investigation or proceeding at law or in equity, any arbitration or any administrative or other proceeding relating to the Pool Tech Business or the Pool Tech Assets or to Pool Tech’s ability or right to sell the Pool Tech Assets, by or before any court, governmental instrumentality or agency, pending or, to the knowledge of Pool Tech, threatened or contemplated in writing against or affecting Pool Tech, or any of its properties or rights, that is likely to have a Material Adverse Effect. Pool Tech is not currently subject to any judgment, order or decree entered in any lawsuit or proceeding.

4.14	Compliance with Laws.

(a)     Pool Tech is in compliance in all material respects with, and is not in default or violation in any material respect under, and has not conducted its operations in violation in any material respect of, any law, rule, regulation, decree or order applicable to the Pool Tech Business or the Pool Tech Assets.

(b)    Except as set forth in Schedules 4.14 and 4.16, at no time during the last three years has Pool Tech been notified in writing that it was the subject of any federal, state or local criminal investigation, or been notified in writing by any Governmental Entity of any violation of any law, regulation, ordinance, rule or order, except for failures to so comply that would not have a Material Adverse Effect on the Pool Tech Business.

4.15  Licenses and Permits. Pool Tech possesses such material federal, provincial, and local licenses, permits and other authorizations necessary for the continued conduct of the Pool Tech Business in the ordinary course, consistent with past practices, without material interruption (collectively “Pool Tech Permits”), including, without limitation, those listed on Schedule 4.15 other than such Pool Tech Permits the absence of which, individually, or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and such Pool Tech Permits are in full force and effect and have been and are being fully complied with by Pool Tech in all material respects. None of the governmental agencies or instrumentalities that have issued the Pool Tech Permits has notified Pool Tech in writing of its intent to modify, revoke, terminate or fail to renew any such Pool Tech Permit, and, to the knowledge of Pool Tech, no such action has been threatened. No Pool Tech Permit shall be modified, revoked or shall lapse as a result of the Acquisition.

4.16	Environmental Compliance.

(a)     With respect to the Pool Tech Business and the Pool Tech Assets, Pool Tech possesses all necessary Pool Tech Permits that are required under, and at all times in the past has been in material compliance

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with, all Environmental Laws, including all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recover, removal, discharge or disposal of Hazardous Materials and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to Hazardous Materials.

(b)    Except as set forth in Schedule 4.16, during the past five years Pool Tech has not been subject to any administrative or judicial proceeding pursuant to, or has not received any notice of any violation of, or claim alleging liability under, any Environmental Laws with respect to the Pool Tech Business and the Pool Tech Assets. No facts or circumstances exist that would be likely to result in a claim, citation or allegation against the Pool Tech for a violation of, or alleging liability under any Environmental Law with respect to the Pool Tech Business and the Pool Tech Assets.

(c)     There are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for Hazardous Materials or any other regulated waste, located on or under the immoveable property subject to the Pool Tech Leases.

(d)    Except in the ordinary course of business, and in all cases in compliance with all Environmental Laws, Pool Tech has not engaged any third party to handle, transport or dispose of Hazardous Materials on its behalf with respect to the Pool Tech Business and the Pool Tech Assets.

4.17	Taxes.

(a)     Pool Tech has properly prepared and duly and timely filed or caused to be filed all Returns required to be filed on or prior to the date hereof with respect to the Pool Tech Business and the Pool Tech Assets. Pool Tech has not executed or filed with any Government Entity any agreement extending the period for assessment or collection of any Taxes.

(b)    Pool Tech has paid all Taxes owed to any Government Entity by Pool Tech for a period covered by such Returns, and all claims, demands, assessments, judgments, costs and expenses connected with the Pool Tech Business and the Pool Tech Assets have been duly and timely paid in full or Pool Tech has made adequate provisions for the payment of all Taxes.

(c)     There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Pool Tech Assets.

(d)    None of the Pool Tech Assets is property that is required to be treated as owned by a person other than Pool Tech.

(e)     To Pool Tech’s knowledge, there are, and will hereafter be, no net Tax deficiencies of any kind assessed against or relating to Pool Tech with respect to any taxable periods ending on or before the Closing Date of a character or nature which would result on liens or claims on any of the Pool Tech Assets or on RP’s title thereto or use thereof, or would result in any claim against RP.

4.18	Benefit Plans.

(a)     Schedule 4.18(a) sets forth an accurate and complete list of Benefit Plans in which the employees of Pool Tech participate (the “Pool Tech Plans”), and RP has been provided with accurate and complete copies or descriptions of the Pool Tech Plans.

(b)    None of the Pool Tech Plans are in violation of any law, statute or rule of any Governmental Entity. Neither RP nor Parent shall be liable for any acts of Pool Tech or its employees or agents with respect to any Pool Tech Plan prior to and including the Closing Date. Benefits under Pool Tech Plans are as represented in the governing documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. There has been no communication to any employee or former employee of any intention or commitment to modify any Pool Tech Plan or to establish or implement any other Benefit Plan. Full payment has been made of all amounts that Pool Tech has been required to have paid as contributions to any Pool Tech Plan or other employee benefit arrangement under applicable law or under the terms of any such plan or arrangement.

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(c)     Schedule 4.18(c) lists the employees of Pool Tech employed in the Pool Tech Business who are on sick leave, personal absence or other leave as of the date hereof.

(d)    Except as set forth on Schedule 4.18(d), no employee or former employee of Pool Tech will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit or any fee or payment of any kind solely as a result of the transactions contemplated hereby.

(e)     Pool Tech has complied in all material respects with the requirements of all applicable federal and provincial laws, rules and regulations.

4.19  Absence of Changes or Events. Except as set forth in Schedule 4.19 or as expressly provided for elsewhere herein, Pool Tech has not, with respect to the Pool Tech Business or the Pool Tech Assets, during 2004: (a) incurred any Indebtedness other than in the ordinary course of Business, consistent with past practices, (b) permitted any of the Pool Tech Assets to be subjected to any Lien, other than a Permitted Lien and the Liens listed on Schedule 4.9(b) hereto, (c) sold, transferred or otherwise disposed of any assets that would constitute Pool Tech Assets, except for dispositions or consumptions of assets or Pool Tech Inventory in the ordinary course of business consistent with past practices, (d) made any capital expenditure or commitment therefor in excess of $50,000 in aggregate consistent with past practices, (e) made any loan to any Person other than in the ordinary course of business, consistent with past practices, (f) waived any rights or settled any claims, in excess of $50,000 consistent with past practices, (g) granted any increase in the rate of wages, salaries or other compensation or benefits to any of its employees, other than increases or payments in the ordinary course of its business consistent with past practices, (h) adopted, or amended or modified in any respect, any Benefit Plan, Employee Plan, or other benefit arrangement, (i) made any change in any method of accounting practice, (j) suffered or incurred any damage, destruction, fire explosion, accident, flood, or other casualty loss or act of God (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect, (k) amended or terminated, or suffered any amendment or termination of, any Pool Tech Permit, Pool Tech Contract, Pool Tech License, purchase order or similar commitment or right that is likely to have a Material Adverse Effect, (l) suffered any labor disputes or disturbances that is likely to have a Material Adverse Effect (other than possible disturbances arising from the disclosure prior to the Closing of the transactions contemplated by this Agreement to shareholders and employees), (m) otherwise failed to operate its business in the ordinary course consistent with past practices so as to preserve its business organization intact and to preserve the goodwill of its customers, suppliers, employees and others with whom it has business relations (other than possible disturbances arising from the disclosure prior to the Closing of the transactions contemplated by this Agreement to shareholders and employees), (n) any event, circumstance or change that has had or could reasonably be expected to have a Material Adverse Effect, (i) any material adverse change in Pool Tech’s sales patterns, pricing policies, accounts receivable or accounts payable, or (p) agreed to do any of the foregoing.

4.20  Employment Relations. There are no (a) unfair labor practice complaints against Pool Tech relating to the Pool Tech Business or the Pool Tech Assets pending before the applicable provincial labour relations board or equivalent body, (b) labor strikes, slowdowns or stoppages pending or, to the knowledge of Pool Tech, threatened against or involving the employees of Pool Tech, (c) labor unions that claim to represent the employees of Pool Tech, (d) collective bargaining agreements currently being negotiated by Pool Tech with respect to the employees of Pool Tech, (e) pending labor or labor related grievances related to the Pool Tech Business that is likely to have a Material Adverse Effect, (f) arbitration proceedings arising out of or under any collective bargaining agreement of Pool Tech and no claim therefor has been asserted, and (g) material labor difficulties that have been experienced by Pool Tech relating to the Pool Tech Business or the Pool Tech Assets during the past three years. There are no employment contracts or agreements with any employees of Pool Tech, except for those agreements listed on Schedule 4.20.

4.21  Transactions with Affiliates. None of the Pool Tech Contracts between Pool Tech on the one hand, and any of its Affiliates, on the other hand, will continue in effect subsequent to the Closing. After the Closing none of Pool Tech’s Affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the Pool Tech Business. Acquisition Corp does not provide any material services to the Pool Tech Business.

4.22  Suppliers and Customers. During 2004, Pool Tech has not entered into or made any contract or commitment for the purchase of raw materials or other merchandise in connection with the Pool Tech Business, other than in the ordinary course of business consistent with past practices. Set forth on Schedule 4.22 are the top ten

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suppliers and customers (in terms of dollars spent) of goods or services purchased and sold by the Pool Tech Business during its most recent full fiscal year. Except as set forth in Schedule 4.22, during 2004, there has not been (i) any material adverse change in the business relationship of the Pool Tech Business with any supplier or customer named in Schedule 4.22 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier or customer.

4.23  Product Liability. Except as set forth in Schedule 4.23, Pool Tech has no liabilities that have not been satisfied (and to the knowledge of Pool Tech, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Pool Tech giving rise to any liability) arising out of any injury to individuals or property as a result of any defective product sold, distributed or delivered by Pool Tech and relating to the Pool Tech Business.

4.24  RP’s Ability to Operate the Pool Tech Business. Upon the sale to RP of the Pool Tech Assets and the assumption by RP of the Pool Tech Liabilities hereunder, RP shall have received from Pool Tech all the property, equipment, inventory, contracts, permits, intellectual property, leasehold interests, books and records, and other assets and rights necessary for RP to conduct the Pool Tech Business in substantially the same manner as it is presently conducted by Pool Tech.

4.25  Absence of Certain Business Practices. Neither Pool Tech nor any other person acting on behalf of or associated with the Pool Tech, acting alone or together, has (a) received, directly or indirectly, any rebates, payments commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the Pool Tech Business (or assist the Pool Tech Business in connection with any actual or proposed transaction), in each case which (i) may subject the Pool Tech Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have a material adverse effect on the Pool Tech Business, or (iii) if not continued in the future may adversely affect the Pool Tech Business.

4.26  Leased Premises. Schedule 4.9(a)(ii) sets forth a list of all leases, licenses or similar agreements relating to Pool Tech’s use or occupancy of real estate owned by a third party (“Pool Tech Leases”), true and correct copies of which have previously been furnished to RP, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Pool Tech Leases, and (ii) the street address and legal description of each property covered thereby (the “Pool Tech Leased Premises”). The Pool Tech Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Pool Tech Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Pool Tech Leases. Neither Pool Tech nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

4.27  Insurance. Schedule 4.27 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to Pool Tech or the Pool Tech Assets, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 4.27. Such policies are sufficient for compliance by Pool Tech with all applicable material Pool Tech Contracts. None of the insurance carriers has indicated to Pool Tech an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 4.27 will not be available in the future on substantially the same terms as currently in effect. Pool Tech has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the knowledge of Pool Tech, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by Pool Tech to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

4.28  Equipment and Other Personal Property. The Pool Tech Personal Property, including its equipment and machinery, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards. To the knowledge of Pool Tech, the Pool Tech Personal Property is free

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of any structural or engineering defects. During the past five years there has not been any significant interruption of the Pool Tech Business due to inadequate maintenance or obsolescence of any of the Pool Tech Personal Property.

Article 5

COVENANTS

5.1    Cooperation. Parent, RP and Acquisition Corp will promptly take all reasonable actions necessary to obtain, and will cooperate with each other in obtaining, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private party, required to be obtained or made by it in connection with this Agreement, and will cooperate with each other in the taking of any action contemplated by this Agreement. Parent, RP and Acquisition Corp shall use their reasonable efforts to cause all of the conditions to Closing to be satisfied as soon as practicable.

5.2	Conduct of Business.

(a)     Through the Closing Date, RP shall conduct the RP Business in the ordinary course and consistent with past practices, except as expressly required or otherwise permitted by this Agreement, and shall not take or permit any action which would cause any of its representations made in this Agreement not to be true and correct on the Closing Date. Without limiting the generality of the foregoing, through the Closing Date, RP shall not enter into, terminate or modify any material RP Contracts and shall not incur any material liabilities.

(b)    Acquisition Corp shall use reasonable efforts to require Pool Tech, through the Closing Date, to conduct the Pool Tech Business in the ordinary course consistent with past practices, such as including a covenant from Latham International, L.P. to such effect in the Stock Purchase Agreement entered into in connection with the Latham Purchase.

5.3    Access to Properties and Records. RP shall allow Acquisition Corp and its authorized representatives full access, during normal business hours and on reasonable notice, to all of RP’s properties, offices, equipment, inventory and assets, documents, files, books and records relating to the RP Business, in order to allow Acquisition Corp a full opportunity to make such investigation and inspection as it desires of the RP Business and the RP Assets. RP shall further use its best efforts to cause its employees, accountants and agents to be available upon reasonable notice to answer questions of Acquisition Corp’s representatives concerning the business and affairs of RP relating to the RP Business and the RP Assets, and shall further use their best efforts to cause them to make available all relevant books and records in connection with such inspection and examination. Acquisition Corp shall be entitled to make copies, at its own expense, of any documents, records and information relating to the RP Business and the RP Assets. In the event of the termination of this Agreement pursuant to Section 2.5, (i) Acquisition Corp shall promptly return to RP any and all documents, records and information relating to the RP Business and the RP Assets that Acquisition Corp has received from RP, and (ii) RP shall promptly return to Acquisition Corp any and all documents, records and information relating to the Pool Tech Business and the Pool Tech Assets that RP has received from Acquisition Corp.

5.4    Public Statements. None of the parties to this Agreement shall, and each party shall use its best efforts so that none of its advisors, officers, directors or employees shall, except with the prior written consent of the other party, publicize, announce or describe to any third person, except its advisors and employees, the execution or terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as required by law, in which case the party required to make any such disclosure shall allow the other party reasonable time to review and comment on the content of such disclosure in advance of its issuance, or as required pursuant to this Agreement to obtain the consent of such third person. This covenant shall apply both before and after the Closing.

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Article 6

CONDITIONS PRECEDENT TO THE CLOSING

6.1    Conditions Precedent to Acquisition Corp’s Obligations. The obligations of Acquisition Corp to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a)     Representations and Warranties. The representations and warranties of RP contained in this Agreement or in any schedule, certificate or document delivered by RP to Acquisition Corp or Pool Tech pursuant to the provisions hereof shall have been true on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

(b)    Compliance with this Agreement. Each of RP and Parent shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)     Closing Certificate. Acquisition Corp shall have received a certificate from RP dated the Closing Date, certifying in such detail as Acquisition Corp may reasonably request that the conditions specified in Sections 6.1(a) and 6.1(b) hereof have been fulfilled.

(d)    No Threatened or Pending Litigation. No suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(e)     Sublease. RP shall have executed and delivered to Pool Tech a sublease in form and substance reasonably acceptable to Acquisition Corp for the premises located at 3465 boul.des Enterprises, city of Terrebonne in the Province of Quebec, together with written evidence in form and substance reasonably acceptable to Acquisition Corp of the consent of the landlord to such sublease.

(f)     Lease. RP and each landlord shall have executed lease assignments in form and substance reasonably acceptable to Acquisition Corp for the real property leases set forth on Schedule 4.9 (a)(ii).

(g)    Hart-Scott Rodino. Acquisition Corp shall have received written evidence, in form and substance satisfactory to Acquisition Corp, of (i) the termination or expiration of the HSR waiting period related to the Latham Purchase, and (ii) the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to RP) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which RP is subject.

(h)    Conveyance Documents. RP shall have executed and delivered to Pool Tech, the Conveyance Documents.

(i)     Assumption of Liabilities and Obligations. RP shall have executed an assumption agreement with respect to Assumed Pool Tech Liabilities in a form reasonably acceptable to Acquisition Corp.

6.2    Conditions Precedent to the Obligations of RP. The obligations of RP to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(a)     Representations and Warranties. The representations and warranties of Acquisition Corp contained in this Agreement or in any schedule, certificate or document delivered by Acquisition Corp or Pool Tech to RP pursuant to the provisions hereof shall have been true on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

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(b)    Compliance with this Agreement. Acquisition Corp shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)     Closing Certificate. RP shall have received a certificate from Acquisition Corp dated the Closing Date, certifying in such detail as RP may reasonably request that the conditions specified in Sections 6.2(a) and 6.2(b) hereof have been fulfilled.

(d)    No Threatened or Pending Litigation. No suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened. No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(e)     Assumption of Liabilities and Obligations. Pool Tech shall have executed an assumption agreement with respect to the Assumed RP Liabilities in a form reasonably acceptable to RP.

(f)     Conveyance Documents. Pool Tech shall have executed and delivered to RP, the Conveyance Documents.

(g)    Lease. Pool Tech and each landlord shall have executed lease assignments in form and substance reasonably acceptable to RP for the real property leases set forth on Schedule 4.9 (a)(ii).

(h)    Sublease. Pool Tech shall have executed and delivered to RP a sublease in form and substance reasonably acceptable to RP for the premises located at 3465 boul.des Enterprises, city of Terrebonne in the Province of Quebec.

(i)     Hart-Scott Rodino. Parent shall have received written evidence, in form and substance satisfactory to Parent, of (i) the termination or expiration of the HSR waiting period related to the Latham Purchase, and (ii) the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to Pool Tech) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which Pool Tech is subject.

(j)     FWP Contribution. Acquisition Corp shall have acquired certain assets and assumed certain liabilities pursuant to the certain Asset Contribution Agreement, dated as of November 12, 2004, by and among Fort Wayne Pools, Inc., SCP Pool Corporation, and Acquisition Corp.

(k) Latham Purchase. Acquisition Corp shall have acquired all of the outstanding capital stock of Latham Investments, Inc., Technican Pacific Industries Inc., Pool Tech, and Pacific Pools Europe from Latham International, LP pursuant to the certain Stock Purchase Agreement, dated as of November 12, 2004, by and among Latham International, LP and Acquisition Corp.

Article 7

INDEMNIFICATION

7.1	Indemnification.

(a)     After the Closing Date, subject to the terms and conditions of this Section 7, including the limits on indemnity set forth in Section 7.4, RP and Parent shall jointly and severally indemnify and hold harmless Acquisition Corp and Pool Tech and their Affiliates, and their respective officers, directors, employees, agents and representatives (the “Pool Tech Indemnitees”) from and against, and will pay to the Pool Tech Indemnitees the amount (net of any proceeds received by the Pool Tech Indemnitee from insurance or any quantifiable tax benefits in the year incurred, but giving effect to any tax detriment from receipt of indemnification proceeds) of, any loss, liability, judgment, damage, cost or expense (including interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”)

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arising from or in connection with (i) any breach of any representation or warranty of RP contained in Section 3, (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by RP or Parent, (iii) any Excluded RP Liabilities, (iv) any Assumed Pool Tech Liabilities, (v) any collective bargaining or similar agreement to which RP is a party, or (vi) RP’s operation or conduct of the Pool Tech Business after the Closing Date.

(b)    After the Closing Date, subject to the terms and conditions of this Section 7, Acquisition Corp shall indemnify and hold harmless RP and its Affiliates and their respective officers, directors, employees, agents and representatives (the “RP Indemnitees”) from and against, and will pay to the RP Indemnitees the amount (net of any proceeds received by the RP Indemnitee from insurance or any quantifiable tax benefits in the year incurred, but giving effect to any tax detriment from receipt of indemnification proceeds) of, any Losses arising from or in connection with (i) any breach of any representation or warranty of Acquisition Corp contained in Section 4, (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by Acquisition Corp, (iii) any Excluded Pool Tech Liabilities, (iv) any Assumed RP Liabilities or (v) Pool Tech’s operation or conduct of the RP Business after the Closing Date.

7.2	Notice and Defense of Claims.

(a)     Any Person seeking indemnification under this Section 7 (the “Indemnified Person”) shall give prompt written notice to the indemnifying person or persons, or successors thereto (the “Indemnifying Person”), of any matter with respect to which the Indemnified Person seeks to be indemnified (the “Indemnity Claim”). Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the Loss. If the Indemnity Claim arises from a claim of a third party, the Indemnified Person shall give such notice within a reasonable time after the Indemnified Person has actual notice of such claim, and in the event that a suit or other proceeding is commenced, within 20 days after receipt of written notice by the Indemnified Person thereof. Notwithstanding anything in this paragraph to the contrary, the failure of an Indemnified Person to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has impaired materially the ability of the Indemnifying Person to defend the Indemnity Claim.

(b)    If the Indemnity Claim arises from the claim or demand of a third party, the Indemnifying Person shall assume its defense, including the hiring of counsel and the payment of all fees and expenses. The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof. However, if the Indemnified Party employs separate counsel, the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within 30 days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 7 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

(c)     If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnifying Person shall have 30 days after receipt of written notice of such Indemnity Claim to object to such claim by giving written notice to the Indemnified Person specifying the reasons for such objection or objections. If the Indemnifying Person has not so objected to the Indemnity Claim as of the close of Company on such thirtieth day, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnifying Person in accordance with the terms and conditions of this section. If the Indemnifying Person objects to the Indemnity Claim, the parties shall attempt to resolve the challenge through negotiation in good faith. If the parties are unable to settle any such dispute within ten business days after notice of the Indemnifying Person’s objection is received by the Indemnified Person, either party may submit such matter to a single arbitrator. The

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arbitrator will be selected by the joint agreement of the parties, but if they do not agree within 20 calendar days of the lapse of the ten-Business Day period referred to above, the selection shall be made in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). If no such arbitrator is appointed within 45 calendar days of any such request to such association, either party may apply to a court having jurisdiction to make such appointment. The arbitrator shall conduct the arbitration in Fort Wayne, Indiana, in accordance with the Rules and shall make a final determination, to be provided in writing to each party, that resolves the dispute. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator. The prevailing party shall be entitled to recover from the other party the fees of the arbitrator and the administrative costs of the arbitration. The arbitrator shall apply the statutory and decisional law of the State of Indiana in substantially the same manner as do the courts of the State of Indiana in the case of contracts made and wholly performed within that jurisdiction. All results of the arbitration proceeding shall be final, conclusive and binding on all parties to this Agreement, and judgement upon the arbitrator’s award may be entered in any court of the State of Indiana having competent jurisdiction or any other court having competent jurisdiction, unless such results or award are clearly erroneous on the record before the arbitrator.

7.3    Survival of Representations and Warranties. The right to indemnification under Section 7.1 for any breach of the representations and warranties made by each party herein shall survive until April 1, 2006, except that the representations set forth in Sections 3.1, 3.2, 3.3, 3.8(b), 3.17, 3.18, 3.19, 4.1, 4.2, 4.3, 4.7(b), 4.16, 4.17 and 4.18 shall survive until the fifth anniversary of the Closing Date.

7.4	Limitations. Notwithstanding anything to the contrary in this Agreement:

(a)     RP shall have no liability to the Pool Tech Indemnitees and Acquisition Corp shall have no liability to the RP Indemnities with respect to Indemnity Claims arising under Sections 7.1(a)(i) or 7.1(b)(i) unless and solely to the extent that the aggregate amount of all such Indemnity Claims, taken together, exceeds $100,000.

(b)    In no event shall RP’s aggregate liability for all Indemnity Claims brought under Section 7.1(a)(i) exceed $1,000,000, except in the case of fraud, nor shall Acquisition Corp’s aggregate liability for all Indemnity Claims brought under Section 7.1(b)(i) exceed $1,000,000, except in the case of fraud.

(c)     In the absence of fraud and except as otherwise provided in Article 8, this Article 7 shall serve as the sole and exclusive remedy of the Pool Tech Indemnitees and the RP Indemnitees for Losses and for any other claims in any way relating to breaches of representations and warranties under this Agreement to the exclusion of all other statutory or common law remedies, whether based on contract, tort, strict liability or otherwise.

Article 8

POST CLOSING MATTERS

8.1    Maintenance of Books and Records. RP shall, and Acquisition Corp shall cause Pool Tech to, preserve until the fifth anniversary of the Closing Date, or such longer period required by law, all records possessed or to be possessed by such party relating to any of the RP Assets, Pool Tech Assets, RP Business or the Pool Tech Business. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and, subject to certain limitations described below, and (b) the books of account and records of such party, but, in each case, only to the extent relating to the RP Assets, Pool Tech Assets, RP Business or the Pool Tech Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

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8.2    Mail and Other Communications. From and after the Closing Date, RP shall promptly refer all inquiries and forward all mail with respect to the RP Assets and the RP Business to Pool Tech, and Acquisition Corp shall cause Pool Tech to promptly refer all inquiries and forward all mail with respect to the Pool Tech Assets and the Pool Tech Business to RP.

8.3	Collection of Receivables.

(a)     From and after the Closing Date, (i) Pool Tech shall have the right and authority to endorse with the name of RP any checks or drafts received with respect to any RP Receivables or such other related items, and (ii) RP shall have the right and authority to endorse with the name of Pool Tech any checks or drafts received with respect to any Pool Tech Receivables or such other related items.

(b)    In the event that RP shall receive any remittance from or on behalf of any account debtor with respect to any RP Receivables after the Closing Date, RP shall endorse without recourse such remittance to the order of Pool Tech and forward such remittance to Pool Tech promptly upon receipt thereof. In the event that Pool Tech shall receive any remittance from or on behalf of any account debtor with respect to any Pool Tech Receivables after the Closing Date, Acquisition Corp shall cause Pool Tech to endorse without recourse such remittance to the order of RP and forward such remittance to RP promptly upon receipt thereof.

(c)     In the event that after the Closing, Pool Tech receives any remittance from any customer of RP that is not intended to be in payment of the RP Receivables, Acquisition Corp shall cause Pool Tech to endorse without recourse such remittance to the order of RP and forward such remittance to RP promptly upon receipt thereof. In the event that after the Closing, RP receives any remittance from any customer of Pool Tech that is not intended to be in payment of the Pool Tech Receivables, RP shall endorse without recourse such remittance to the order of Pool Tech and forward such remittance to Pool Tech promptly upon receipt thereof.

8.4    Notice to Customers. Immediately following the Closing Date, Pool Tech and RP shall execute and deliver to customers, suppliers and vendors of or to the Pool Tech and RP Businesses a joint notice of the consummation of the transactions contemplated hereby. Such notice shall be prepared and mailed by Pool Tech, but shall be in the form and substance reasonably satisfactory to RP.

8.5	Employee Matters.

(a)     RP shall take all steps necessary and appropriate so that at and immediately after the Closing Date substantially all individuals who are employed by the Pool Tech, including those on vacation, sick leave, personal absence, holiday, jury duty or short term disability, shall be employed by RP at the same base salary, as in effect prior to the Closing Date (such employees being the “Pool Tech Continuing Employees”). Set forth on Schedule 8.5(a) is a list of the Pool Tech Continuing Employees. RP shall not be required to employ any individual who is receiving benefits under Pool Tech’s long term disability plan at the time of Closing Date and such individuals shall remain the responsibility of Pool Tech. RP shall secure customary workers’ compensation coverage as required by applicable provincial law to cover all Pool Tech Continuing Employees effective on the Closing Date.

(b) Pool Tech shall not be required to employ any individuals employed by RP.
8.6	Benefit Plan Matters.
(a) Benefit Liabilities.

(i)     Unless otherwise specifically set forth in this Agreement to the contrary, Pool Tech shall retain and be fully responsible for all liabilities, obligations and commitments relating to all wages, salaries and other forms of compensation and related expenses incurred or accrued on or prior to the Closing Date and all benefits incurred or accrued under Pool Tech Benefit Plans maintained or contributed to by Pool Tech or any affiliate on or prior to the Closing Date, except for unpaid bonuses, commissions and vacation pay for Pool Tech Continuing Employees to the extent accrued as a compensation expense and reflected in the Closing Pool Tech Working Capital Statement.

(ii)    Effective as of the Closing Date, the Pool Tech Continuing Employees shall cease to participate in any Pool Tech Benefit Plan. Pool Tech shall retain responsibility under all Benefit Plans for all costs of coverage and all amounts payable by reason of claims incurred by Pool Tech Continuing Employees on

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or prior to the Closing Date, including claims that are not submitted until after the Closing Date except for any unpaid vacation pay for Pool Tech Continuing Employees. A claim shall be deemed to have been incurred on the date of occurrence of (A) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment benefits, (B) the date the employee became entitled to receive disability in the case of claims under disability benefits, or (C) the date on which the charges or expense giving rise to such claim is incurred in the case of all other claims. Pool Tech shall be responsible for worker compensation claims of Pool Tech Continuing Employees based on injuries occurring prior to the Closing Date.

(b)    Compensation. Pool Tech shall pay to the Pool Tech Continuing Employees promptly following the Closing Date all wages and salaries (except accrued bonuses and vacation pay to the extent reflected in the Closing Pool Tech Working Capital Statement) for all periods up to the Closing Date, shall pay all payroll taxes with respect to all amounts due to such employees for all periods up to the Closing Date and shall provide benefits under the Pool Tech Benefit Plans for such employees up to the Closing Date in accordance with the terms of such plans and Pool Tech's established policies and procedures.

(c)     Severance Plan. Pool Tech shall be responsible for any severance benefits or other liabilities incurred pursuant to any severance plan of Pool Tech or any affiliated company that may arise with respect to, or as a result of the severance of the employment of the Pool Tech Continuing Employees with Pool Tech or any such affiliated company in connection with the Closing.

(d) Post-Closing Benefit Plans. Effective as of the Closing, RP shall offer the Pool Tech Continuing Employees the right to participate in RP's medical and dental plans and any other employee benefit plans made available to similarly situated employees of RP, subject to the terms and conditions of such benefit plans. Pool Tech Continuing Employees will receive credit, for purposes of deductibles and co-payments under RP's medical plan, for amounts paid or payable by reason of claims incurred under Pool Tech's plan during the calendar year in which the Closing occurs. Pool Tech shall retain responsibility for all costs of coverage and all amounts payable by reason of claims incurred on or prior to the Closing Date. Nothing herein shall prevent RP from terminating the employment of any such employee or modifying or terminating any such plans.

8.7    Hart-Scott Rodino. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), including any filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hands, with respect to this Agreement and the transactions contemplated hereby.

8.8	Post-Closing Cooperation.

(a)     Acquisition Corp and RP shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the RP Business from RP to Pool Tech, and of the Pool Tech Business from Pool Tech to RP, and to minimize any disruption to the RP Business and the Pool Tech Business and the other respective businesses of RP and Acquisition Corp that might result from the transactions contemplated hereby. Acquisition Corp and Pool Tech shall allow RP to use its computer system for operation of the Pool Tech Business for up to six months after the Closing Date and during such time, agrees to provide RP with all necessary and reasonable technical support and assistance in the normal course of business so that the RP Business’ computer system shall operate consistent with past practices and efficiencies. Acquisition Corp and Pool Tech shall also cooperate and use its best efforts to assist in the transition of Pool Tech’s computer system to RP’s computer system. To the extent that Pool Tech is requested to provide any additional assistance beyond that described above, RP shall reimburse Pool Tech for Pool Tech’s reasonable costs incurred in providing such additional assistance.

(b)    After the Closing, upon reasonable written notice, Acquisition Corp and RP shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the RP Assets and Pool Tech Assets (including, access to books and records) as is reasonably necessary for the filing of all Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding

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related to any Return. RP and Acquisition Corp shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the RP Business and/or the Pool Tech Business.

8.9	Limited Covenant Not to Compete.

(a)     Acquisition Corp and Acquisition Corp’s affiliates, subsidiaries, agents, successors, and assigns agree that, for the period from and after the Closing Date through the later of (i) the five-year anniversary of the Closing Date or (ii) the date in which Parent or Parent’s subsidiaries shall cease to hold 10% or more of the outstanding common stock of Acquisition Corp, or any affiliate, subsidiary, agent successor or assign of Acquisition Corp, they will not, directly or indirectly, own, manage, operate, control, carry on, engage or participate in, or otherwise be connected in any manner with the ownership, management, operation or control of any person, entity, or business that is engaged in or competes with Parent or Parent’s subsidiaries within Canada. Acquisition Corp acknowledges and agrees that the covenants provided for in this Section 8.9 are reasonable and necessary in terms of time, area and line of business to protect Parent’s legitimate business interests.

(b)    Notwithstanding clause (a) of this Section 8.9, Kafko Canada Inc. and Technican Pacific Industries Inc. shall not be prohibited from engaging in the distribution of products manufactured by Acquisition Corp.

(c)     The parties hereto specifically acknowledge and agree that the remedies at law for any breach of this Section 8.9 will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or the posting of any bond, except as required by non-waivable applicable law. In the event that the provisions of this Section 8.9 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 8.9, or the territorial scope or duration thereof, or the remedies available to the Purchaser upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the jurisdiction in which the prohibited activity occurs.

Article 9

DEFINITIONS

9.1    Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, each of the following terms shall have the meanings set forth below:

“Acquisition” means the exchange of the RP Assets for the Pool Tech Assets and the assumption of the Assumed RP Liabilities and Assumed Pool Tech Liabilities.

An “Affiliate” means, with respect to any natural person, corporation, partnership, limited liability company, trust and any other entity or organization of any kind (“Person”), any other Person that, directly or indirectly, through one or more intermediaries, controls, has the right to control (in fact or by agreement), is controlled by, or is under control with, such Person.

“Benefit Plans” means all employee benefit plans.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances, regulations, rules of common or civil law now in effect, and in each case as amended, and any judicial for administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land, surface or subsurface strata, and wildlife, aquatic species and vegetation), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Excess Inventory” means the amount of any item or SKU of RP Inventory or Pool Tech Inventory (other than items or SKUs that were first offered for sale by RP or Pool Tech during its respective most recent fiscal year)

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on hand at Closing that exceeds the amount sold by RP or Pool Tech, respectively, during the 12 months prior to Closing.

“FSA” means any medical flexible spending account of the RP.

“GAAP” means generally accepted accounting principles in Canada, consistently applied.

“Governmental Entity” means any Canadian federal, provincial or local or any foreign court or tribunal in any jurisdiction or any Canadian federal, provincial or local or any foreign public, governmental or regulatory body, agency, department commission, board, bureau or other authority or instrumentality.

“Hazardous Materials” means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, lead paint, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “pollutants,” “contaminants,” “toxic chemical,” “hazardous chemical,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, substance, or waste, exposure to which is prohibited, limited or regulated by any governmental or regulatory authority.

“Indebtedness” means all obligations of the RP Business or the Pool Tech Business, as the case may be, (whether for principal, interest, premium, fees or otherwise) for or arising under (i) all indebtedness for borrowed money (including all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments), (ii) unpaid reimbursement obligations arising in connection with guaranties, or (iii) any lease obligation that would be required to be capitalized in accordance with GAAP.

A “Lien” means, with respect to any asset of RP or Pool Tech, as the case may be, any title defect, lien, mortgage, easement, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever, other than restrictions imposed by federal or state securities laws.

A “Material Adverse Effect” means, with respect to RP or Pool Tech, a material adverse effect on the results of operations or financial condition of the RP Business or the Pool Tech Business, as the case may be, or any material limitation on the ability of the RP, on the one hand, or Acquisition Corp, on the other hand, to consummate the Acquisition; provided that, the parties agree that only those acts, events or occurrences that result, or are reasonably likely to result, individually or in the aggregate, in a quantifiable loss, cost or expense that equals or exceeds $100,000 shall be deemed to constitute a Material Adverse Effect.

A “Permitted Lien” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property that in the aggregate do not materially detract from the value or interfere with the use of such real property or materially impair the marketability thereof, (ii) Liens for current taxes or assessments on property that are accrued but not yet payable, and (iii) mechanic's, materialman's and other liens for goods and services incorporated into or provided with respect to the property encumbered thereby arising by operation of law in the ordinary course of business, provided that the obligations secured by such Liens (A) are not more than 30 days past due, (B) are fully reflected in the RP Financial Statements or the Pool Tech Financial Statements, or the Closing RP Working Capital Statement or the Pool Tech Working Capital Statement and (C) do not materially interfere with the use or enjoyment of any of the properties or assets or RP or Pool Tech, as the case may be, and do not materially impair the marketability thereof.

“Pool Tech Business” means Pool Tech’s distribution business, which is engaged in the wholesale distribution of swimming pool components and accessories, and excludes the distribution business of Kafko Canada.

“RP Business” means RP’s manufacturing business, which is engaged in the manufacture of steel swimming pool components and accessories, including steel wall panels and braces and aluminum coping.

“Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing. The term “Return” further means any one of the foregoing.

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“Taxes” means all federal, provincial, local and other taxes including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value added taxes, gross receipts taxes, capital stock taxes, franchise taxes, employment and payroll related taxes, withholding taxes, property taxes, whether measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties.

“Working Capital” means (a) with respect to RP, the excess, if any, of (i) current assets, including accounts receivable, inventory, prepaid expenses and deposits (but excluding deferred or other income tax assets), included in the RP Assets, and (ii) current liabilities, including accounts payable and accrued expenses (but excluding payables, provisions or reserves for income Taxes), assumed by Pool Tech, hereunder, in each case calculated in accordance with GAAP, and (b) with respect to Pool Tech, the excess, if any, of (i) current assets, including accounts receivable, inventory, prepaid expenses and deposits (but excluding deferred or other income tax assets), included in the Pool Tech Assets, and (ii) current liabilities, including accounts payable and accrued expenses (but excluding payables, provisions or reserves for income Taxes), assumed by RP, hereunder, in each case calculated in accordance with GAAP.

Article 10

MISCELLANEOUS

10.1  Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) the party receiving such Schedule could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

10.2  Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

10.3  Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Other than the representations and warranties set forth herein, no additional or other representation or warranties shall be applicable to the transactions contemplated by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

10.4  Assignment and Binding Effect. Prior to the Closing, this Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of RP and Purchaser.

10.5  Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

10.6  Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only upon of delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service with confirmation of receipt; or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

If to RP, to:

SCP Pool Corporation

109 Northpark Boulevard, 4th Floor

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Covington, Louisiana 70433-5001

Attention: President

Facsimile: 985-801-8105

With a copy to:

SCP Pool Corporation

109 Northpark Boulevard, 4th Floor

Covington, Louisiana 70433-5001

Attention: General Counsel

Facsimile: 985-801-8269

If to Purchaser, to:

Latham Acquisition Corp.

c/o Brockway Moran & Partners, Inc.

225 N.E. Mizner Boulevard, 7th Floor

Boca Raton, Florida 33432

Attention: Peter Klein

Facsimile: (561) 750-2001

With a copy to:

Greenberg Traurig, LLP

2375 E. Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Bruce Macdonough

Facsimile: (602)445-8618

10.7  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws and not the choice of law rules of the Province of Ontario.

10.8  No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 7 hereof, the other Indemnified Persons, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

10.9  Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.10               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

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10.11               Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

[signature page follows]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

SCP POOL CORPORATION

By:	/s/ Manuel J. Perez de la Mesa
Name:	Manuel J. Perez de la Mesa
Title:	President

LES INDUSTRIES R.P. INC.,

By:	/s/ Manuel J. Perez de la Mesa
Name:	Manuel J. Perez de la Mesa
Title:	President

LATHAM ACQUISITION CORP.

By:	/s/ Mark A. Eidemueller
Name:	Mark A. Eidemueller
Title:	Vice President

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